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                                                             EXHIBIT (a)(1)(iv)

      Letter to DTC Participants Regarding the Offer to Purchase for Cash
       Up to 5,625,000 But Not Less Than 500,000 Shares of Common Stock
                     (Including the Associated Rights) of
                               EFTC CORPORATION
                    at a Purchase Price of $4.00 per Share.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 22, 2000 UNLESS THE OFFER IS OTHERWISE EXTENDED.

                                                                  July 19, 2000

To: Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees

  Enclosed for your consideration are an Offer to Purchase, dated July 19, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), in connection with the offer by Thayer-BLUM Funding, L.L.C., a Delaware limited liability company ("Purchaser") to purchase up to 5,625,000 but not less than 500,000 shares of common stock, par value $0.01 per share (the "Common Stock"), including the associated rights (the "Rights" and, together with the Common Stock, the "Shares") of EFTC Corporation, a Colorado corporation (the "Company"), at a purchase price of $4.00 per Share, net to you in cash, without interest thereon. The Offer to Purchase and Letter of Transmittal more fully describe the Tender Offer. Capitalized terms used herein have the meaning given to them in the Offer to Purchase.

  We are asking you to contact your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed are copies of the following documents:

  1. Offer to Purchase, dated July 19, 2000;

  2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

  3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, by the Approval Date;

  4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

  5. A return envelope addressed to Computershare Trust Company, Inc. (the "Depositary").

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Shares which are validly tendered prior to the Approval Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book- entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 2 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.
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  The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

  The Company will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 22, 2000 UNLESS THE OFFER IS OTHERWISE EXTENDED.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          _____________________

Nothing contained herein or in the enclosed documents shall constitute you or any person as an agent of the Purchaser, the Company, the Information Agent, the Depositary, or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the offer other than the documents enclosed herewith and the statements contained therein.